UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2017 (June 15, 2017)

BALTIA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

New York	001-14519	11-2989648
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hangar G 169 NY-17K, Suite U-14 Newburgh, NY	12550
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (845) 787-4670

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 8.01 Other Events

On June 15, 2017, Baltia Air Lines, Inc. dba USGlobal Airways (the “Company”) entered into a non-binding letter of intent with AerLine Holdings LLC (the “LOI”) for the exclusive right to acquire of all of the issued and outstanding shares of capital stock of Songbird Airways, Inc. (“Songbird”) for an aggregate purchase price of $6,200,000 (the “Acquisition”). Pursuant to the terms of the LOI, at the time of closing, Songbird shall be debt free, it shall hold a valid and current air carrier certificate issued by the Federal Aviation Administration (the “FAA”), and it shall hold a valid certificate of public convenience and necessity issued by the Department of Transportation (the “DOT”) to conduct interstate and foreign charter air transportation with up to ten large aircraft. As of June 23, 2017, the Company has made a good-faith deposit of $1,000,000 with a third party escrow agent, which funds shall be fully refundable to the Company in the event that the Company and Songbird do not enter into a formal, definitive purchase agreement.

The Company is currently in the process of conducting its due diligence review of Songbird and has already confirmed the current status of Songbird’s FAA and DOT certificates. Pursuant to the terms of the LOI, the closing of the Acquisition shall be no later than 90 days from the date of execution of the LOI. Each of the parties will bear its own costs and expenses incurred or to be incurred in connection with the negotiation and execution of the Acquisition documents.

There can be no assurances that the Company will enter into a definitive agreement with Songbird, and even if the Company does enter into such agreement, we may not consummate this purchase at all or on the terms discussed in the LOI.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baltia Air Lines, Inc.

Date: June 27, 2017	By:	/s/ Anthony D. Koulouris
Anthony D. Koulouris
President